UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 18, 2026
(Date of Report/Date of earliest event reported)

SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	001-07626	39-0561070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)

(414) 271-6755
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.10 per share	SXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 18, 2026, Sensient Technologies Corporation (“Sensient” or the “Company”) entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, certain subsidiaries of the Company from time to time party thereto as borrowers, CoBank, ACB, as administrative agent (in such capacity, the “Administrative Agent”), and the lenders party thereto from time to time. The Credit Agreement provides for an unsecured delayed-draw term loan credit facility (the “Term Loan”) in the aggregate principal amount of up to $400 million, which is to be drawn in up to five advances over fifteen months following the closing date. All amounts owing under the Term Loan will be due five years from the closing date. Proceeds from the Credit Agreement will be used to refinance existing indebtedness and for working capital and other general corporate purposes.

Borrowings outstanding under the Term Loan bear interest, at the Company’s option, as follows: (i) the then-applicable Base Rate, plus 0.625%-1.000% depending on the Company’s current Net Leverage Ratio (as defined below), (ii) the then-applicable Daily Simple SOFR Rate, plus 1.625%-2.000% depending on the Company’s current Net Leverage Ratio, and (iii) the then-applicable Term SOFR Rate, plus 1.625%-2.000% depending on the Company’s current Net Leverage Ratio. The borrowings are also subject to an unused commitment fee of 0.125%-0.250% for the first year of the Term Loan and from 0.175%-0.300% following the first year, in each case depending on the Company’s current Net Leverage Ratio.

The Credit Agreement requires Sensient to generally maintain (i) a ratio of consolidated total funded net debt to consolidated EBITDA (“Net Leverage Ratio”) of not more than 3.50 to 1.00, and (ii) an interest coverage ratio of not less than 3.00 to 1.00.  The Credit Agreement also includes other covenants that are customary in transactions of this type.

The Credit Agreement includes various customary events of default. If an event of default occurs, the Administrative Agent will be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement and the termination of the Term Loan.

The Company may, at its option, prepay the Term Loan in whole or in part, without penalty or premium, in an amount not less than $1,000,000 or an integral multiple of $500,000, together with interest accrued thereon to the date of the prepayment if the Term Loan is prepaid in full.

The Administrative Agent is also a lender under the Company’s Fourth Amended and Restated Credit Agreement, dated as of June 13, 2025.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

EXHIBIT INDEX

Exhibit Number	Description
10.1
Credit Agreement, dated as of June 18, 2026, among Sensient Technologies Corporation, certain subsidiaries thereof from time to time party thereto as borrowers, CoBank, ACB, as administrative agent, and the lenders party thereto from time to time.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION

By:	/s/ John J. Manning
Name:	John J. Manning
Title:	Senior Vice President, General Counsel, and Secretary
Date:	June 23, 2026